Exhibit 7
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
of
SERIES B CONVERTIBLE PREFERRED STOCK
of
GLOBAL EMPLOYMENT HOLDINGS, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)
     Global Employment Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law (“DGCL”), and in accordance with the provisions of its Certificate of Incorporation, as amended and restated through the date hereof (the “Certificate of Incorporation”), and Bylaws, as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:
I. DESIGNATION AND AMOUNT
     The designation of this series, which consists of 250,000 shares of Preferred Stock, is the Series B Convertible Preferred Stock (the “Series B Preferred Stock”).
II. CERTAIN DEFINITIONS
     For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:
     A. “Board of Directors” has the meaning set forth in the first paragraph of this Certificate.
     B. “Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks in the City and County of Denver, Colorado are authorized or required by law to remain closed.
     C. “Certificate of Incorporation” has the meaning set forth in the first paragraph of this Certificate.
     D. “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.
     E. “Common Stock” means the common stock, par value $0.001 per share, of the Corporation (as such common stock exists on the Issuance Date, or any other shares of capital stock or other securities of the Corporation into which such common stock is thereafter changed or reclassified).
     F. “Conversion Date” has the meaning set forth in Article IV.A of this Certificate.
     G. “Conversion Price” means $0.001.
     H. “Convertible Securities” means securities or other instruments (other than Options) which are convertible into or exercisable or exchangeable for shares of Common Stock.
     I. “Corporation” has the meaning set forth in the first paragraph of this Certificate.
     J. “DGCL” has the meaning set forth in the first paragraph of this Certificate.
     K. “Distribution” is defined in Article VI.C.
     L. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     M. “Florida Approval” has the meaning set forth in Article IV.A.
     N. “Fundamental Transaction” means:
          (i) a transaction or series of related transactions pursuant to which the Corporation:
               (a) sells, conveys or disposes of all or substantially all of its assets determined on either a quantitative or qualitative basis (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);
               (b) merges or consolidates with or into, or engages in any other business combination with, any other person or entity, in any case that results in the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of 50% or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction; or

               (c) sells or issues, or any of its stockholders sells or transfers, any securities to any person or entity, or the acquisition or right to acquire securities by any person or entity, in either case acting individually or in concert with others, such that, following the consummation of such transaction(s), such person(s) or entity(ies) (together with their respective affiliates, as such term is used under Section 13(d) of the Exchange Act) would own or have the right to acquire greater than 50% of the outstanding shares of Common Stock (on a fully-diluted basis, assuming the full conversion, exercise or exchange of all Purchase Rights then outstanding);
          (ii) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or
          (iii) any event, transaction or series of related transactions that results in the members of the Incumbent Board ceasing for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Issuance Date whose appointment, election, or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation) shall be considered as though such person were a member of the Incumbent Board.
     Notwithstanding any of the foregoing clauses, the consummation of the transactions contemplated by the Restructuring Support Agreement shall not constitute a Fundamental Transaction for purposes of this Preferred Stock Certificate.
     O. “Incumbent Board” means those individuals serving on the Corporation’s Board of Directors on the Issuance Date, after giving effect to the transactions contemplated by the Restructuring Support Agreement.
     P. “Issuance Date” means the date on which shares of the Series B Preferred Stock are issued and delivered by the Corporation under the Notes Conversion Agreement or the Series A Conversion Agreement, pursuant in each case to which the Corporation agrees to issue, and such other signatory agree to receive shares of Series B Preferred Stock upon the terms and conditions stated therein.
     Q. “Junior Securities” means the Common Stock, the Series A Preferred Stock and any class or series of capital stock of the Corporation hereafter created (unless such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock).
     R. “Liquidation Event” has the meaning set forth in Article V of this Certificate.
     S. “Liquidation Preference” means an amount with respect to each share of Series B Preferred Stock equal to $0.01.

     T. “Notes Conversion Agreement” means the Senior Secured Convertible Notes Amendment and Conversion Agreement by and among the Corporation and the other signatories hereto, dated as of September 30, 2009.
     U. “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
     V. “Other Entity” has the meaning set forth in Article VI.B.
     W. “Pari Passu Securities” means any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series B Preferred Stock.
     X. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
     Y. “Preferred Stock” has the meaning set forth in the first paragraph of this Certificate.
     Z. “Preferred Stock Certificate” has the meaning set forth in Article IV.C of this Certificate.
     AA. “Purchase Rights” means Options, Convertible Securities or other rights to purchase Common Stock, warrants, securities or other property.
     BB. “Required Holders” means the holders of 66-2/3% of the then outstanding shares of Series B Preferred Stock.
     CC. “Restructuring Support Agreement” means the Restructuring Support Agreement dated as of the Issuance Date by and among the Corporation and the signatories thereto pursuant to which the parties thereto have agreed, among other things, to restructure certain indebtedness of the Company and its direct and indirect subsidiaries.
     DD. “Senior Securities” means any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock.
     EE. “Series A Conversion Agreement” means the Series A Convertible Preferred Stock Amendment and Conversion Agreement by and among the Corporation and the other signatories hereto, dated as of September 30, 2009.
     FF. “Series A Preferred Stock” means the Corporation’s previously authorized Series A Convertible Preferred Stock, par value $0.001 per share.
     GG. “Series B Preferred Stock” has the meaning set forth in Article I of this Certificate.
     HH. “Successor Entity” means the Person, which may be the Corporation, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.

III. DIVIDENDS
     The Series B Preferred Stock will bear no dividends, and the holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock. Notwithstanding the foregoing, the holders of Series B Preferred Stock shall be entitled to receive any dividends declared, and paid, on or with respect to shares of Common Stock that such holders would have been entitled to receive with respect to the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock had such holder been the holder of shares of Common Stock on the record date for the determination of stockholders entitled to receive such dividend (or if not such record is taken, the date on which such dividend is paid).
IV. CONVERSION
     A. Automatic Conversion. Each share of outstanding Series B Preferred Stock shall convert automatically, and without further action by the Corporation or the holders of the Series B Preferred Stock, into shares of Common Stock on (i) the later to occur of (a) the date that the Certificate of Incorporation has been amended so that there is a sufficient number of shares of Common Stock authorized by the Corporation to allow full conversion of all outstanding shares of Series B Preferred Stock into Common Stock, and (b) the date that the Corporation is notified that the Florida Department of Business and Professional Regulation’s Board of Employee Leasing Companies has approved the Corporation’s Application for Certificate of Approval for Change of Ownership (the “Florida Approval”) or (ii) immediately prior to, and in connection with, the consummation of a Fundamental Transaction (the “Conversion Date”).
     B. Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred Stock shall be the quotient obtained by dividing the number of shares of Series B Preferred Stock to be converted by the then-effective Conversion Price. The Conversion Price is subject to adjustment as provided in Article VI and all references herein to the Conversion Price shall mean the Conversion Price as so adjusted.
     C. Mechanics of Conversion.
          (i) Delivery of Certificates. The Corporation (itself, or through its transfer agent) shall, no later than the second Business Day following the Conversion Date, issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted. The holder shall not be required to deliver an original certificate representing the Series B Preferred Stock being converted (the “Preferred Stock Certificate”) in order to effect a conversion. The Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion, which certificates shall bear a restrictive legend in substantially the following form:
THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD,

TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
          (ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.
          (iii) Conversion Disputes. In the case of any dispute with respect to conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with this Article IV.C. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than five Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with this Article IV.C.
V. LIQUIDATION
     Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have been paid out of the assets of the Corporation available for distribution to its stockholders the Liquidation Preference with respect to each share of Series B Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of Senior Securities, if any, the holders of the Series B Preferred Stock and the holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of Senior Securities, if any, the holders of the Series B Preferred Stock and the holders of Pari Passu Securities, if any, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Series B Preferred Stock, the holders of any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution and the holders of the Common Stock, with the holders of shares of Preferred Stock deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock are then convertible.
VI. ADJUSTMENTS TO THE CONVERSION PRICE
     The Conversion Price shall be subject to adjustment from time to time as follows:
     A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.
     B. Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless the Successor Entity and, if an entity other than the Successor Entity is the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Fundamental Transaction, such other entity (the “Other Entity”), shall agree pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction that the holders of Series B Preferred Stock shall thereafter have the right to receive as a result of the automatic conversion of the Series B Preferred Stock, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Fundamental Transaction with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion of the Series B Preferred Stock had such Fundamental Transaction not taken place, and in any such case, with appropriate provisions such that the rights and interests of the holder of the Series B Preferred Stock and the economic value of the Series B Preferred Stock are in no way diminished by such Fundamental Transaction and that the provisions hereof (including, without limitation, in the case of any such Fundamental Transaction in which the Successor Entity or Other Entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Change of Control reflects the same relative value as compared to the value of such Successor Entity’s or Other Entity’s common stock that existed between the Conversion Price and the value of the Corporation’s Common Stock immediately prior to such Change of Control) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The provisions of this Article VI.B shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Series B Preferred Stock.
     C. Distributions. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series B Preferred Stock shall be entitled to receive the amount of such assets that would have been payable to the holder with respect to the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).
     D. Options, Convertible Securities and Purchase Rights. If, at any time after the Issuance Date, the Corporation issues or sells any Options, Convertible Securities or Purchase Rights pro rata to the record holders of the Common Stock, whether or not such Options, Convertible Securities or Purchase Rights are immediately convertible into, or exercisable or exchangeable for shares of the Corporation’s Common Stock, then the holders of Series B Preferred Stock shall be entitled to receive or acquire, as applicable, upon the terms applicable to such issuance or sale, the aggregate number of Options, Convertible Securities or Purchase Rights that such holder would have received or been entitled to acquire with respect to the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Options, Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Options, Convertible Securities or Purchase Rights were issued). If the right to exercise or convert any such Options, Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of the Series B Preferred Stock, then the terms of such Options, Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series B Preferred Stock receives such Options, Convertible Securities or Purchase Rights pursuant to the conversion hereof.
     E. Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
     F. Other Action Affecting Conversion Price. If, at any time after the Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Article VI.A through D, but for the manner in which such action is taken or structured, which would in any way reduce the number of shares of Common Stock into which the Series B Preferred Stock is convertible, then the Conversion Price shall be adjusted in such manner as the Board of Directors shall in good faith determine to be equitable under the circumstances.
     G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI amounting to a more than one percent change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based and promptly make a public announcement of such adjustment or readjustment. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.
VII. VOTING RIGHTS
     The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock is convertible pursuant to Article IV.A, using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, provided, however, that until such time as the Corporation receives the Florida Approval, the total number of shares that may be voted by any holder of Series B Preferred Stock shall not exceed 49.9 percent of the total number of votes entitled to be cast on the matter by all stockholders entitled to cast votes on the matter. Notwithstanding the foregoing, the holders of Series B Preferred Stock are entitled to vote with respect to those matters that require the consent or approval of the holders of the Corporation’s Preferred Stock pursuant to its Certificate of Incorporation and the DGCL without regard to such limitation. With respect to any such vote, such holder shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (and copies of proxy materials and other information sent to stockholders), and shall be entitled to vote, together with holders of Common Stock or Preferred Stock, as applicable, with respect to any proposal upon which holders of Common Stock or Preferred Stock, as applicable, have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded up to the nearest whole number.
     If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series B Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than the public announcement of such proposed transaction via press release), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.
     To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present (unless a greater vote is required under the provisions of this Certificate of Designation) or by written consent of the Required Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.
VIII. MISCELLANEOUS
     A. Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are converted pursuant to Article IV by the Corporation, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.
     B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.
     C. Status as Stockholder. Upon conversion of the Series B Preferred Stock pursuant to Article IV, (i) the shares covered thereby shall be deemed converted into shares of Common Stock, and (ii) the holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.
     D. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder’s right to pursue actual damages, whether direct or indirect, for any failure by the Corporation to comply with the terms of this Certificate of Designation. The

Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, or other equitable relief, including, without limitation, specific performance of the terms of this Certificate of Designation, without the necessity of showing economic loss and without any bond or other security being required.
     E. Amendment. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote or written consent in lieu of meeting of the Required Holders, unless a higher percentage is required by applicable law. Any amendment, modification or waiver of any of the terms or provisions of the Series B Preferred Stock by the Required Holders, whether prospectively or retroactively effective, shall be binding upon all holders of Series B Preferred Stock.
     F. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of the Required Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required. No consideration shall be offered or paid to any holder of shares of Series B Preferred Stock in consideration for amending or consenting to any waiver or modification of any provision of this Certificate of Designation unless the same consideration is contemporaneously offered to all holders of shares of Series B Preferred Stock on a pro rata basis.
     G. Notices. Any notices required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications are (i) if to the Corporation to Global Employment Holdings, Inc., 10375 Park Meadows Drive, Suite 375, Lone Tree, CO 80124, Attention: Chief Financial Officer, Telephone: (303) 216-9500, Facsimile: (303) 216-9533, with a copy to Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street, Suite 2200, Denver, CO 80202, Attention: Adam Agron, Telephone: (303) 223-1134, Facsimile: (303) 223-1111, and (ii) if to any holder to the address set forth under such holder’s name on the execution page to the Notes Conversion Agreement or the Series A Conversion Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person. Written confirmation of receipt (A) given by the recipient of such notice, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 30th day of September, 2009.

GLOBAL EMPLOYMENT HOLDINGS, INC.
By:	/s/ Paige Burkes
	Name:	Paige Burkes
	Title:	Chief Financial Officer

Signature Page to Series B Preferred Stock Certificate of Designation